Exhibit 99.2

Dorna Sports, S.L. and Subsidiaries

Consolidated Financial Statements

for the year ended 31 December 2024

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors of Dorna Sports, S.L.

Qualified Opinion

We have audited the consolidated financial statements of Dorna Sports, S.L. and subsidiaries (the “Company”), which comprise the consolidated balance sheet as of December 31, 2024, and the related consolidated statements of profit or loss, changes in equity and cash flows for the year then ended, and the related notes to the consolidated financial statements (collectively referred to as the “financial statements”).

In our opinion, except for the effects of not presenting comparative financial statements and the related notes to such statements as discussed in the Basis for Qualified Opinion section of our report, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for the year then ended in accordance with financial reporting framework applicable in Spain to the Company in the preparation of the consolidated financial statements (“Spanish generally accepted accounting principles” or “Rules for the Preparation of Consolidated Annual Accounts - NOFCAC”).

Basis for Qualified Opinion

As discussed in Note 3.4 to the financial statements, the Company has not presented comparative financial statements as of and for the year ended December 31, 2023, including the related notes to such statements, required to be presented by Spanish generally accepted accounting principles.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (“US GAAS”). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our qualified audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with Spanish generally accepted accounting principles, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Company’s ability to continue as a going concern at least, but not limited to, 12 months from the end of the reporting period, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with US GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Deloitte Auditores, S.L.

Madrid, Spain

September 17, 2025

DORNA SPORTS, S.L. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET AS AT 31 DECEMBER 2024

(Thousands of Euros)

ASSETS	Notes	31/12/24	EQUITY AND LIABILITIES	Notes	31/12/24
NON-CURRENT ASSETS:		2,607,131	EQUITY:	Note 11	1,287,444
Intangible assets-	Note 6	2,539,012	SHAREHOLDERS' EQUITY-		1,288,242
Goodwill		254,117	Share capital		9,828
Patents, licences, trademarks and similar		848	Share premium		305
Computer software		1,082	Reserves		1,281,648
Other intangible assets		2,282,965	Other shareholder contributions		8,379
Property, plant and equipment-	Note 8	14,322	Loss for the year attributable to the Parent		(11,918)
Land and buildings		907	VALUATION ADJUSTMENTS-	Note 14	(798)
Plant and other items of property, plant and equipment		13,272	Hedges		(798)
Property, plant and equipment in the course of construction		143
Non-current financial assets-	Notes 9.1 & 9.2	6,173	NON-CURRENT LIABILITIES:		1,551,730
Loans to companies		2,650	Long-term provisions-	Note 15	1,453
Other financial assets		3,523	Other provisions		1,453
Non-current trade debtors	Note 9.1	40,710	Non-current payables-	Notes 12.1 & 12.2	974,929
Deferred tax assets	Note 16.4	6,914	Bank borrowings		972,294
			Obligations under finance leases	Note 7	2,100
			Derivatives	Note 14	535
			Non-current trade creditors	Note 12.1	17,013
CURRENT ASSETS:		301,485	Deferred tax liabilities	Note 16.4	558,335
Inventories		610
Trade and other receivables-	Note 9.1	59,776	CURRENT LIABILITIES:		69,442
Trade receivables for sales and services		45,840	Current payables-	Notes 12.1 & 12.2	4,754
Sundry accounts receivable		831	Bank borrowings		503
Employee receivables		8	Obligations under finance leases	Note 7	839
Tax receivables	Note 16	13,097	Derivatives	Note 14	2,177
Current financial assets-	Notes 9.1 & 9.3	788	Other financial liabilities		1,235
Loans to companies		751	Trade and other payables-	Note 12.1	58,997
Other financial assets		37	Payable to suppliers		51,534
Current prepayments and accrued income		1,410	Tax payables	Note 16	3,215
Cash and cash equivalents-	Note 10	238,901	Other payables	Note 5.13	4,248
Cash		238,901	Current accruals and deferred income	Note 17	5,691
TOTAL ASSETS		2,908,616	TOTAL EQUITY AND LIABILITIES		2,908,616

The accompanying Notes 1 to 22 are an integral part of the consolidated balance sheet as at 31 December 2024.

DORNA SPORTS, S.L. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF PROFIT OR LOSS FOR 2024

(Thousands of Euros)

	Notes	2024
Revenue:	Note 18.1	461,949
Services		461,949
Procurements:	Note 18.1	(232,185)
Cost of goods held for resale sold		(232,185)
Other operating income:		59
Non-core and other current operating income		59
Staff costs:	Note 18.2	(40,595)
Wages, salaries and similar expenses		(30,469)
Employee benefit costs		(10,126)
Other operating expenses:		(38,852)
Outside services	Note 18.3	(18,144)
Taxes other than income tax		(69)
Losses on and write-down of trade receivables and changes in provisions for commercial transactions	Note 9.4	(20,639)
Depreciation and amortisation charge	Notes 6 & 8	(111,646)
Other gains and losses, net		4,505
PROFIT FROM OPERATIONS		43,235

Finance income:		8,151
From marketable securities and other financial instruments-		8,151
Third parties		8,151
Finance costs:		(71,510)
On debts to third parties		(71,510)
Changes in fair value of financial instruments	Note 14	3,540
Exchange differences		5,414
Impairment and gains or losses on disposals of financial instruments	Note 9.3	(231)
Impairment and other losses		(231)
FINANCIAL LOSS		(54,636)
LOSS BEFORE TAX		(11,401)
Income tax	Note 16.3	(517)
CONSOLIDATED LOSS FOR THE YEAR		(11,918)
LOSS FOR THE YEAR ATTRIBUTABLE TO THE PARENT		(11,918)

The accompanying Notes 1 to 22 are an integral part of the consolidated statement of profit or loss for 2024.

DORNA SPORTS, S.L. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY FOR 2024

A) CONSOLIDATED STATEMENT OF RECOGNISED INCOME AND EXPENSE

(Thousands of Euros)

2024
LOSS PER CONSOLIDATED STATEMENT OF PROFIT OR LOSS (I)	(11,918)

Income and expense recognised directly in consolidated equity:
Arising from revaluation of financial instruments-
Cash flow hedges (Note 14)	(1,575)
Tax effect (Note 16.4)	394
TOTAL INCOME AND EXPENSE RECOGNISED DIRECTLY IN CONSOLIDATED EQUITY (II)	(1,181)

Transfers to consolidated profit or loss:
Cash flow hedges (Note 14)	466
Tax effect (Note 16.4)	(117)
TOTAL TRANSFERS TO CONSOLIDATED PROFIT OR LOSS (III)	349
TOTAL RECOGNISED INCOME AND EXPENSE (I+II+III)	(12,750)

The accompanying Notes 1 to 22 are an integral part of the consolidated statement of recognised income and expense for 2024.

DORNA SPORTS, S.L. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY FOR 2024

B) CONSOLIDATED STATEMENT OF CHANGES IN TOTAL EQUITY

(Thousands of Euros)

				Other
	Share	Share		Shareholder	Loss for	Valuation
	Capital	Premium	Reserves	Contributions	the Year	Adjustments	Total
BALANCE AT 31 DECEMBER 2023	9,828	305	1,308,465	8,379	(26,817)	34	1,300,194
Recognised income and expense	-	-	-	-	(11,918)	(832)	(12,750)
Allocation of 2023 loss	-	-	(26,817)	-	26,817	-	-
BALANCE AT 31 DECEMBER 2024	9,828	305	1,281,648	8,379	(11,918)	(798)	1,287,444

The accompanying Notes 1 to 22 are an integral part of the consolidated statement of changes in total equity for 2024.

DORNA SPORTS, S.L. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS FOR 2024

(Thousands of Euros)

	Notes	2024
CASH FLOWS FROM OPERATING ACTIVITIES:		81,620
Loss for the year before tax		(11,401)
Adjustments for-		182,416
Depreciation and amortisation charge	Notes 6 & 8	111,646
Impairment losses	Note 9.4	20,639
Impairment of financial instruments	Note 9.3	231
Finance income		(8,151)
Finance costs		71,510
Exchange differences		(5,414)
Changes in fair value of financial instruments	Note 14	(3,540)
Other gains and losses, net		(4,505)
Changes in working capital-		(13,881)
Inventories		(39)
Trade and other receivables		9,896
Other current assets		40
Trade and other payables		(21,350)
Other current liabilities		(2,428)
Other cash flows from operating activities-		(75,514)
Interest paid		(71,226)
Interest received		9,255
Income tax paid		(13,359)
Other amounts received (paid)		(184)

CASH FLOWS FROM INVESTING ACTIVITIES:		(2,608)
Payments due to investment-		(18,529)
Intangible assets	Note 6	(16,210)
Property, plant and equipment	Note 8	(2,319)
Proceeds from disposal-		15,921
Property, plant and equipment	Note 8	24
Other financial assets		15,897

CASH FLOWS FROM FINANCING ACTIVITIES:		(1,261)
Proceeds and payments relating to financial liability instruments-		(1,261)
Repayment of bank borrowings		(1,141)
Repayment of other borrowings		(120)

EFFECT OF FOREIGN EXCHANGE RATE CHANGES		4,694

NET INCREASE/DECREASE IN CASH AND CASH EQUIVALENTS		82,445

Cash and cash equivalents at beginning of year	Note 10	156,456
Cash and cash equivalents at end of year	Note 10	238,901

The accompanying Notes 1 to 22 are an integral part of the consolidated statement of cash flows for 2024.

Dorna Sports, S.L.
and Subsidiaries

Notes to the consolidated financial statements
for the year ended 31 December 2024

1.	Group activities

The Parent was incorporated on 30 June 2006 under the name of Tinagen Grupo de Inversiones, S.L. and its registered office is located at calle Príncipe de Vergara no. 183, Madrid.

On 14 February 2019, Dorna SBK Holdings, S.A.R.L. sold shares of Dorna Sports, S.L. to Global Bike SP, S.L. (Sole-Shareholder Company). This transaction gave Global Bike SP, S.L. (Sole-Shareholder Company) an ownership interest of 78.63% in Dorna Sports, S.L.

On 14 October 2019, the shareholders at the Annual General Meeting of Dorna Sports, S.L. and the sole shareholder of Global Bike SP, S.L.U. (majority shareholder of the former) approved the merger by absorption of the latter by the former, by way of dissolution without liquidation of the absorbed company. The aforementioned merger was registered at the Mercantile Registry on 16 December 2019.

As a result of the merger Dorna Sports, S.L. became the Parent of the Dorna Group and has been, therefore, the entity responsible for preparing consolidated financial statements since then.

The Group engages basically in the following business activities:

1.            Creation, promotion and marketing of advertising media, as well as any other activities requiring advertising support.

2.            Marketing of all manner of mechanical, electromechanical and electronic products, including the import, export, sale and distribution thereof.

3.            Acquisition of advertising, image, sponsorship and similar rights for their exploitation or sale to third parties.

4.            Organisation, promotion, production and staging of public events and shows.

5.            Operation of premises for cultural, sports, artistic and hospitality activities.

6.            Subscription, acquisition, ownership and disposal of marketable fixed-income or equity securities of any kind and of investments in companies of any nature.

7.            Provision of advisory, management and management support services to companies forming part of the corporate group or which are related thereto.

8.            Provision of services and marketing of all manner of goods and products electronically, and management and sale through any media, including the Internet, of tickets for all types of events and shows.

9.            The representation of, and technical and professional advisory services to, sportsmen and women.

10.          The organisation, editing, production, marketing and presentation of all types of audiovisual, cinema and television productions.

These activities are carried on basically in the area of sports events.

2.	Subsidiaries and associates

2.1 Subsidiaries

The subsidiaries, which are the companies over which the Group exercises or can exercise, directly or indirectly, control, which is taken to be the power to govern the financial and operating policies of the subsidiary so as to obtain economic benefits from its activities, were fully consolidated. Control is, in general but not exclusively, presumed to exist when the Parent owns directly or indirectly more than half of the voting power of the investee.

The detail of the subsidiaries included in the scope of consolidation is shown in the table below. They all have the same reporting period as the parent and the Group.

			Taxpayer
Company	Registered Office	City	Identification Number	Main Line of Business

International Events Services, S.L.U.	Príncipe de Vergara, 183	Madrid	B82626144	Sale of advertising services
Dorna Worldwide, S.L.U.	Príncipe de Vergara, 183	Madrid	B82846320	Promotion of sports events
Dorna Italy Holding, S.R.L.	Viale Luca Gauricio 9/11	Rome	09717371000	Holding company
Dorna WSBK Organization, S.R.L.	Viale Luca Gauricio 9/11	Rome	09251551009	Organisation and promotion of sports events and sale of advertising rights
Dorna WSBK Organization, S.R.L. Sucursal en España	Carrer Narcís Monturiol, 2	Barcelona	W0057111G	Organisation and promotion of sports events and sale of advertising rights

	Percentage of Ownership			Thousands of Euros
Company	Direct	Indirect	Total	Cost of the Investment	Impairment Losses	Share Capital	Share Premium/ Reserves/ Other	Profit (Loss) at 31 December 2024
International Events Services, S.L.U. (1)	100	-	100	5,499	-	310	5,202	77
Dorna Worldwide, S.L.U. (1)	100	-	100	1,621	-	436	6,599	672
Dorna Italy Holding, S.R.L. (1)	100	-	100	39,494	(9,382)	25,297	2,020	503
Dorna WSBK Organization, S.R.L. (1)	-	100	100	-	-	500	4,386	(718)
				46,614	(9,382)	26,543	18,207	534

(1)	Companies audited by Deloitte.

In 2024 the Parent acquired 8.8% of the total share capital of an EIG engaging in the development and performance of various research and development projects being performed in the current year. At year-end the Company held this ownership interest for EUR 1.

2.2 Associates

Associates are accounted for using the equity method. Associates are companies over whose management significant influence is exercised, which is understood to be the power to influence the investee’s financial and operating policy decisions, but not control or joint control. Significant influence is presumed to exist over companies in which the percentage of ownership is 20% or more. Also, ownership interests, even where they are majority interests, in companies that are in liquidation are accounted for using the equity method.

The equity method consists of including the amount of the net assets and any goodwill relating to the percentage of ownership held in the associate in the consolidated balance sheet line item “Investments Accounted for Using the Equity Method”. The net profit or loss for each year corresponding to the percentage of ownership of these companies is reflected under “Share of Profit (Loss) of Companies Accounted for Using the Equity Method” in the consolidated statement of profit or loss. The higher value of the net assets and implicit goodwill is reduced in subsequent years with a charge to consolidated profit or loss as the corresponding asset items are depreciated, become impaired or are derecognised or sold to third parties.

The detail of the associates included in the scope of consolidation is shown in the table below. They all have the same reporting period as the Group:

Company	Registered Office	City	Taxpayer Identification Number	Main Line of Business

Exclusivas Rralco, S.A. (in liquidation)	Príncipe de Vergara, 183	Madrid	A28166932	In liquidation

	Percentage of Ownership			Thousands of Euros
Company	Direct	Indirect	Total	Cost of the Investment	Impairment Losses	Share Capital	Reserves	Profit (Loss) at 31 December 2024
Exclusivas Rralco, S.A. (in liquidation)	-	100	100	1,554	(1,554)	-	(535)	-

3.	Basis of presentation of the consolidated financial statements

3.1 Fair presentation

On 29 March 2024, Liberty Media Corporation entered into a Share Purchase Agreement, with Libertad Especia, S.L.U., a private limited company incorporated in Spain and a wholly owned subsidiary of Liberty Media Corporation (“Buyer”), Global Racing LX2 S.à.r.l., a company incorporated in Luxembourg (“Institutional Seller”), Global Racing LX1 S.à.r.l., a company incorporated in Luxembourg (“LX1 Seller”), and certain current Dorna management equity holders (the “Management Sellers” and together with the Institutional Seller and LX1 Seller, the “Sellers”). The closing of this agreement is dated 3 July 2025.

The Board of Directors is preparing these consolidated financial statements as of and for the year ending 31 December 2024 to be used during the acquisition process and to be filed as part of the Form 8-K filing of Liberty Media Corporation.

These Consolidated Financial Statements comprise the Consolidated Balance Sheet, Consolidated Statements of Profit or Loss, Changes in Equity, Cash Flows and Notes (the Consolidated Financial Statements).

As mentioned above, these Consolidated Financial Statements have not been prepared to comply with statutory legal requirements.

The accompanying Consolidated Financial Statements have been prepared on the basis of the accounting records of the Parent and its subsidiaries.

The Consolidated Financial Statements for the year ended 31 December 2024 have been prepared in accordance with the regulatory financial reporting framework applicable to the Group (mainly the Spanish General Chart of Accounts approved by Royal Decree 1514/2007, the Standards for the Preparation of Consolidated Annual Accounts approved by Royal Decree 1159/2010, and its subsequent amendments), to give a true and fair view of the consolidated equity and consolidated financial position at 31 December 2024 and consolidated results of operations, changes in consolidated equity, and consolidated cash flows for the year then ended.

There are no exceptional reasons why the legal provisions for accounting matters have not been applied in order to present an accurate picture, except for the matters indicated in 3.4 bellow (comparative information).

3.2 Accounting principles

The accounting principles and criteria applied in preparing these Consolidated Financial Statements are those summarized in Note 5 of these financial statements. The mandatory accounting principles that have a significant effect on these Consolidated Financial Statements have been applied. Non-mandatory accounting principles have not been applied.

3.3 Key issues in relation to the measurement and estimation of uncertainty

In preparing the Consolidated Financial Statements estimates were made by the Parent's directors in order to measure certain of the assets, liabilities, income, expenses and obligations reported herein.

These estimates relate basically to the following:

- The assessment of possible impairment losses on certain assets.

- The useful life of intangible assets and property, plant and equipment.

- The assessment of impairment of goodwill.

- The fair value of certain financial instruments.

- The calculation of provisions.

- The recoverability of deferred tax assets recognised.

- The recognition of revenue.

Although these estimates were made on the basis of the best information available at 31 December 2024, events that take place in the future might make it necessary to change these estimates (upwards or downwards) in coming years. Changes in accounting estimates would be applied prospectively.

At 31 December 2024, the Group had positive working capital of EUR 232,043 thousand and a high level of liquidity. In this context, the Parent’s directors consider that there is no risk to the Group's ability to realise its assets and settle its liabilities for the amounts and with the classification reflected in the accompanying consolidated balance sheet as at 31 December 2024 and, therefore, they prepared these Consolidated Financial Statements in accordance with the going concern basis of accounting.

3.4 Comparative information

The Consolidated Balance Sheet, the Consolidated Statements of Profit or Loss, Changes in Equity, Cash Flows and the Notes thereto for 2024 do not include comparative figures for 2023.

These Consolidated Financial Statements have been prepared solely for the purpose of meeting the requirements of US Securities and Exchange Commission (“SEC”) Rule 3-05 of Regulation S-X, following the acquisition by Liberty Media Corporation (see note 3.1). These Consolidated Financial Statements have been prepared in accordance with the Spanish General Chart of Accounts approved by Royal Decree 1514/2007, which have been applied consistently except that no comparative information has been presented in these Consolidated Financial Statements, as no comparatives are required under SEC Rule 3-05 of Regulation S-X. Nonetheless, this is a departure from accounting rules in Spain, as comparative figures are required to be presented.

3.5 Grouping of items

Certain items in The Consolidated Balance Sheet, the Consolidated Statements of Profit or Loss, Changes in Equity and Cash Flows are grouped together to facilitate their understanding; however, whenever the amounts involved are material, the information is broken down in the related notes to the Consolidated Financial Statements.

3.6 Changes in accounting policies

In 2024 there were no significant changes in accounting policies with respect to those applied in 2023.

4.	Allocation of loss

The proposed allocation of the Parent's loss for 2024 that its directors will submit for approval by the shareholders at the Annual General Meeting is as follows:

Thousands
of Euros
Basis of allocation:
Loss for the year	(12,319)
(12,319)
Allocation to:
Prior years' losses	(12,319)
(12,319)

5.	Accounting policies

The principal accounting policies used by the Group in preparing its Consolidated Financial Statements for 2024, in accordance with the Spanish National Chart of Accounts, were as follows:

5.1 Basis of consolidation

Transactions between consolidated companies

The balances and transactions and results of operations between fully consolidated companies were eliminated on consolidation.

Uniformity of items

The accounting policies and procedures used by the Group companies were unified in order to present the Consolidated Financial Statements on a uniform basis.

Translation of financial statements denominated in foreign currency

The financial statements of investees with a functional currency other than the presentation currency (the euro) were translated to euros as follows:

-	The assets and liabilities in their balance sheets were translated at the exchange rates ruling at the balance sheet date.

-	The income and expense items were translated at the cumulative average exchange rates for the period in which they arose.

-	Any resulting exchange differences are recognised in equity under “Translation Differences”.

When control, joint control or a significant influence over a company with a functional currency other than the euro is lost, the translation differences recognised as a component of equity relating to that company are recognised in profit or loss at the same time as the gain or loss on the disposal is recognised. If the investee with a functional currency other than the euro is a jointly controlled entity or associate and a partial disposal takes place that does not result in a change of classification of the investee or results in the jointly controlled entity becoming an associate, only the proportional part of the translation differences is recognised in profit or loss.

5.2 Goodwill and business combinations

The obtainment by the Parent of control over a subsidiary constitutes a business combination to which the acquisition method is applied. When the ownership interest is consolidated subsequently, the equity investment in the subsidiary is generally eliminated on the basis of the values resulting from applying the acquisition method (described below) at the date on which control is obtained.

Business combinations are accounted for by applying the acquisition method, for which the acquisition date is determined and the cost of the combination is calculated, and the identifiable assets acquired and the liabilities assumed are measured at their acquisition-date fair value.

Goodwill or a gain from a bargain purchase arising from a combination is calculated as the difference between the acquisition-date fair value of the assets acquired and liabilities assumed and the cost of the business combination at the acquisition date.

The cost of a business combination is the aggregate of:

-	The acquisition-date fair value of the assets transferred, the liabilities incurred or assumed and the equity instruments issued.

-	The fair value of any contingent consideration that depends on future events or on the fulfilment of certain specified conditions.

The costs incurred to issue equity or debt securities given up in exchange for the items acquired are not included in the cost of a business combination.

Also, the cost of a business combination does not include the fees paid to legal advisers and other professionals involved in the combination or any costs incurred internally in this connection. Such amounts are charged directly to profit or loss.

Goodwill is subsequently measured at cost less accumulated amortisation and any accumulated impairment losses recognised. In accordance with applicable legislation and Note 5.3, the useful life of the goodwill associated with the rights to the MotoGP World Championship (expiring in 2041) was set at 23 years, and the useful life of the goodwill associated with the rights to the Superbike World Championship (expiring in 2036) was set at 18 years, in line with the term of the agreements related to the exploitation of these rights. Goodwill is amortised on a straight-line basis in both cases. In 2024 an agreement was signed to extend the duration of the two contracts until 2060, establishing, on a prospective basis, that the new useful life of the goodwill of 36 years would be amortised on a straight-line basis in both cases.

If, exceptionally, a gain on a bargain purchase arises from the business combination, it is recognised as income in the consolidated statement of profit or loss.

If the initial accounting for a business combination is incomplete by the end of the reporting period in which the combination occurs, the acquirer shall report in its financial statements provisional amounts for the items for which the accounting is incomplete, and the provisional amounts may be adjusted in the period required to obtain the necessary information. However, the measurement period shall not exceed one year from the acquisition date. The effects of the adjustments made in that period are recognised retrospectively and comparative information for prior periods must be revised as needed.

Subsequent changes in the fair value of the contingent consideration are recognised in profit or loss, unless the consideration has been classified as equity, in which case subsequent changes in its fair value are not recognised.

If after control has been obtained there are transactions to sell or purchase the shares of a subsidiary without control being lost, the impact of these transactions not leading to a change in control are recognised in equity and the amount of the goodwill arising on consolidation is not modified.

5.3 Intangible assets

As a general rule, intangible assets are recognised initially at acquisition or production cost. They are subsequently measured at cost less any accumulated amortisation and any accumulated impairment losses. These assets are amortised over their years of useful life. When the useful life of these assets cannot be estimated reliably, they are amortised over a period of ten years.

"Intangible Assets" in the consolidated balance sheet includes basically the following items:

1.	The acquisition cost of the patent and exclusive operating rights for the Ad Time static advertising system in certain countries.

This asset is being amortised on a straight-line basis over ten years. This is the minimum period for which the Parent’s directors consider that the system will be fully operational, in view of its advantages over other existing static advertising systems.

2.	Goodwill arising from the acquisition by the previous parent, Global Bike SP, S.L. (Sole-Shareholder Company), of a 78.63% shareholding in Dorna Sports, S.L. that took place on 14 February 2019, which was calculated as the difference between the cost of the investment and the consolidated carrying amount of the acquired company's net assets at the effective acquisition date, established as being 31 January 2019.

The goodwill associated with the rights to the MotoGP World Championship (expiring in 2041) is amortised on a straight-line basis over an estimated useful life of 23 years, and the goodwill associated with the rights to the Superbike World Championship (expiring in 2036) is amortised on the same basis over an estimated useful life of 18 years, in accordance with the term of the audiovisual and commercial rights. In 2024 these contracts were extended from 2041 to 2060 and, accordingly, the amortisation on a straight-line basis was adapted to the new useful life agreed (see Note 5.2).

Goodwill is allocated to the cash-generating units to which the economic benefits of the business combination synergies are expected to flow. Subsequent to initial recognition, goodwill is measured at cost, less any accumulated amortisation and any accumulated impairment losses recognised. Pursuant to the applicable legislation, the useful life of goodwill was set according to the term of the audiovisual and commercial rights to the MotoGP World Championship and Superbike World Championship, and is amortised on a straight-line basis.

Also, at least once a year the Group assesses whether there are any indications that the aforementioned cash-generating units might have become impaired and, if there are, they are tested for impairment using the methodology described in Note 5.5 and, where appropriate, their carrying amount is written down.

An impairment loss recognised for goodwill must not be reversed in a subsequent period.

3.	The acquisition cost of computer software. This non-current asset is amortised on a straight-line basis over five years.

4.	The amounts paid for the acquisition of title to or the right to use the related items corresponding to the rebranding process performed by the Parent in the year, or for the expenses incurred in the registration thereof. Intellectual property is amortised on a straight-line basis over its useful life, which was generally estimated to be five years.

5.	The audiovisual and commercial rights to the various championships acquired in long-term contracts, after all of them were extended to 2060 in 2024, are being amortised until they expire.

Also, as a result of the acquisition of 78.63% of the share capital of Dorna Sports, S.L. and the resulting change in control of the Group, the purchase price allocation (PPA) process was performed, which gave rise mainly to an increase in the valuation of the rights to the MotoGP World Championship and Superbike World Championship.

5.4 Property, plant and equipment

Property, plant and equipment are initially recognised at acquisition cost and are subsequently reduced by the related accumulated depreciation and by any impairment losses recognised.

Property, plant and equipment upkeep and maintenance expenses are recognised in the consolidated statement of profit or loss for the year in which they are incurred. However, the costs of improvements leading to increased capacity or efficiency or to a lengthening of the useful lives of the assets are capitalised.

The Group companies depreciate their property, plant and equipment by the straight-line method at annual rates based on the years of estimated useful life of the assets, the detail being as follows:

Years of
Estimated
Useful Life
Buildings	33
Ad Time modules	6
Tools	5
Furniture	10
Computer hardware	4
Fixtures	7
Transport equipment	5 - 10
Other items of property, plant and equipment	5

5.5 Impairment of intangible assets and property, plant and equipment

Whenever there are indications of impairment, the Group tests the tangible and intangible assets for impairment to determine whether the recoverable amount of the assets has been reduced to below their carrying amount. In the case of identifiable assets that do not generate independent cash flows, the Group estimates the recoverable amount of the cash-generating unit to which the asset belongs.

Recoverable amount is the higher of fair value less costs of disposal and value in use. Value in use is calculated on the basis of estimated future cash flows discounted at a rate that reflects current market assessments of the time value of money and the specific risks associated with the asset.

If the recoverable amount of an asset is estimated to be less than its carrying amount, the latter is reduced to its recoverable amount and an impairment loss is recognised as an expense in the consolidated statement of profit or loss.

Where an impairment loss subsequently reverses, the carrying amount of the asset is increased up to the limit of the original amount at which the asset had been carried before the impairment loss was recognised.

In view of the purchase and sale agreement at market prices the subject of which is to be the Parent and since the Group's prior years' projections did not evidence any impairment, the Parent's directors concluded that there were no indications of impairment at 31 December 2024, and, accordingly, it was not necessary to perform the impairment test referred to earlier in this Note at year-end, since the acquisition price offered by Liberty Media Corporation exceeds the carrying amount of these assets of the Group at 31 December 2024.

At 31 December 2024 the Parent's directors considered that no significant events had occurred requiring the recognition of impairment losses on the assets.

5.6 Leases

Leases are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards incidental to ownership of the leased asset to the lessee. All other leases are classified as operating leases.

Finance leases

In finance leases in which the Group acts as the lessee, the cost of the leased assets is presented in the consolidated balance sheet, based on the nature of the leased asset, and, simultaneously, a liability is recognised for the same amount. This amount will be the lower of the fair value of the leased asset and the present value, at the inception of the lease, of the agreed minimum lease payments, including the price of the purchase option when it is reasonably certain that it will be exercised. The minimum lease payments do not include contingent rent, costs for services and taxes to be paid by and reimbursed to the lessor. The total finance charges arising under the lease are allocated to the consolidated statement of profit or loss for the year in which they are incurred using the effective interest method. Contingent rent is recognised as an expense for the period in which it is incurred.

Leased assets are depreciated, based on their nature, using similar criteria to those applied to the items of property, plant and equipment that are owned.

Operating leases

Expenses resulting from operating leases are charged to income in the year in which they are incurred.

A payment made on entering into or acquiring a leasehold that is accounted for as an operating lease represents prepaid lease payments that are amortised over the lease term in accordance with the pattern of benefits provided.

5.7 Financial instruments

i. Financial assets

Financial assets are classified in one or other of the following categories:

-	Financial assets at amortised cost

-	Financial assets at fair value through equity

-	Financial assets at cost

-	Financial assets at fair value through profit or loss

The financial assets held by the Group are classified in the following categories:

1.	Financial assets at amortised cost: these include financial assets, including those admitted to trading on an organised market, for which the Group holds the investment in order to collect contractual cash flows, and the contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

In general, this category includes:

a)            Trade receivables: arising from the sale of goods or the rendering of services with deferred payment in the ordinary course of business; and

b)            Non-trade receivables: arising from loans granted by the Group and other receivables with fixed or determinable payments.

2.	Financial assets at fair value through equity: this category includes financial assets whose contractual terms give rise, on specified dates, to cash flows that are solely payments of principal and interest on the principal amount outstanding, are not held for trading and cannot be classified in the preceding category. This category also includes investments in equity instruments designated irrevocably as such by the Group on initial recognition, provided that they are neither held for trading nor measured on initial recognition at cost.

3.	Financial assets at fair value through profit or loss: these include financial assets held for trading and financial assets that have not been classified in any of the aforementioned categories. This category also includes the financial assets thus designated by the Group upon initial recognition which would have been included in another category, because their designation as such either eliminates or significantly reduces inconsistent measurement or any accounting mismatches that would otherwise arise.

Financial assets are initially recognised at the fair value of the consideration given, plus any directly attributable transaction costs. However, transaction costs directly attributable to financial assets classified as at fair value through profit or loss are recognised in profit or loss.

Financial assets at amortised cost are subsequently accounted for using this measurement rule, and the related accrued interest is recognised in profit or loss using the effective interest method.

Financial assets at fair value through equity are recognised at fair value, without deducting the transaction costs which might be incurred on their disposal. Gains and losses arising from changes in fair value are recognised directly in equity until the financial asset is derecognised or it is determined that it has become impaired, at which time the amount recognised in equity is taken to the consolidated statement of profit or loss.

Financial assets classified as at fair value through profit or loss are measured at fair value and the gains and losses arising from changes in fair value are recognised in the net profit or loss for the year.

Investments classified as financial assets at cost are measured at cost net, where appropriate, of any accumulated impairment losses. These losses are calculated as the difference between the carrying amount of the investments and their recoverable amount. Recoverable amount is the higher of fair value less costs of disposal and the present value of the future cash flows from the investment. Unless there is better evidence of the recoverable amount of investments in equity instruments, it is based on the value of the equity of the investee, adjusted by the amount of the unrealised gains existing at the date of measurement, net of the related tax effect.

At least at each reporting date the Group tests financial assets not measured at fair value through profit or loss for impairment. Objective evidence of impairment is considered to exist when the recoverable amount of the financial asset is lower than its carrying amount. When this occurs, the impairment loss is recognised in the consolidated statement of profit or loss.

In particular, the Group calculates impairment losses on financial assets at amortised cost by writing down the carrying amount of these financial assets if the carrying amount exceeds the present value of the future cash flows to be generated, discounted at the effective interest rate prevailing at the time of initial recognition. Both the write-downs and any subsequent reversals of write-downs when the circumstances giving rise to their recognition cease to exist are recognised, as an expense or as income, respectively, in the consolidated statement of profit or loss.

The Group derecognises a financial asset when the rights to the cash flows from the financial asset expire or have been transferred and substantially all the risks and rewards of ownership of the financial asset have also been transferred. However, the Group does not derecognise financial assets, and recognises a financial liability for an amount equal to the consideration received, in transfers of financial assets in which substantially all the risks and rewards of ownership are retained.

ii. Financial liabilities

Financial liabilities are classified in one or other of the following categories:

-	Financial liabilities at amortised cost

-	Financial liabilities at fair value through profit or loss

The Group only has the following financial liabilities:

1.	Financial liabilities at amortised cost: the Group's loans and payables that have arisen from the purchase of goods or services in the normal course of the Group's business and also those which, not having commercial substance or being derivative financial instruments, arise from loans received by the Group or other payables.

These liabilities are initially recognised at the fair value of the items received, adjusted by the directly attributable transaction costs. These liabilities are subsequently measured at amortised cost.

2.	Financial liabilities at fair value through profit or loss.

Liability derivative financial instruments are measured at fair value using the same methods as those described above for financial assets at fair value through profit or loss.

Assets and liabilities are presented separately in the consolidated balance sheet and are only presented at their net amount when the Group has a legally enforceable right to set off the recognised amounts and also intends either to settle on a net basis, or to realise the asset and settle the liability simultaneously.

The Group derecognises financial liabilities when the obligations giving rise to them cease to exist.

iii. Equity instruments

An equity instrument is a contract that evidences a residual interest in the assets of the Group after deducting all of its liabilities.

Equity instruments issued by the Group are recognised in equity at the proceeds received, net of issue costs.

Treasury shares acquired by the Group during the year are recognised at the value of the consideration paid and are deducted directly from equity. Gains and losses on the acquisition, sale, issue or retirement of treasury shares are recognised directly in equity and in no case are they recognised in profit or loss.

iv. Hedges

The Group uses derivative financial instruments to hedge the risks to which its business activities, operations and future cash flows are exposed. Basically, these risks relate to changes in interest rates and exchange rates. The Group arranges hedging financial instruments in this connection.

In order for these financial instruments to qualify for hedge accounting, they are initially designated as such and the hedging relationship is documented. Also, the Group verifies, both at inception and periodically over the term of the hedge (at least at the end of each reporting period), that the hedging relationship is effective, i.e., that it is prospectively foreseeable that the changes in the fair value or cash flows of the hedged item (attributable to the hedged risk) will be offset by changes in the hedging instrument.

The Group uses hedges of the following types, which are accounted for as described below:

-      Cash flow hedges: in hedges of this nature, the portion of the gain or loss on the hedging instrument that has been determined to be an effective hedge is recognised temporarily in consolidated equity and is recognised in the consolidated statement of profit or loss in the same period during which the hedged item affects profit or loss, unless the hedge relates to a forecast transaction that results in the recognition of a non-financial asset or a non-financial liability, in which case the amounts recognised in consolidated equity are included in the initial cost of the asset or liability when it is acquired or assumed.

-      Fair value hedges: in this case, changes in the fair value of the hedging instrument and the hedged item attributable to the hedged risk are recognised in profit or loss.

Hedge accounting is discontinued when the hedging instrument expires or is sold, terminated or exercised, or no longer meets the criteria for hedge accounting. At that time, any cumulative gain or loss on the hedging instrument recognised in consolidated equity is retained in equity until the forecast transaction occurs. If a hedged transaction is no longer expected to occur, the net cumulative gain or loss recognised in equity is transferred to net profit or loss for the year.

5.8 Inventories

Inventories are measured at the lower of acquisition cost and net realisable value. Trade discounts, rebates, other similar items and interest included in the face value of the related payables are deducted in determining the costs of purchase.

Net realisable value is the estimated selling price less the estimated costs of completion and costs to be incurred in marketing, selling and distribution.

The Group recognises the appropriate write-downs as an expense in the consolidated statement of profit or loss when the net realisable value of the inventories is lower than acquisition cost.

5.9 Cash and cash equivalents

“Cash and Cash Equivalents” in the consolidated balance sheet includes cash on hand, current accounts at banks, short-term deposits and reverse repurchase agreements that meet all of the following requirements:

-	They are convertible into cash.

-	At the date of their acquisition, they had a maturity of three months or less.

-	They are subject to an insignificant risk of changes in value.

-	They form part of the Group’s normal cash management policy.

5.10 Current prepayments and accrued income and current accruals and deferred income

“Current Prepayments and Accrued Income” and “Current Accruals and Deferred Income” in the consolidated balance sheet include collections from clients and advance billings to clients (in the case of current accruals and deferred income) and the payments made to or invoices received in advance from suppliers (in the case of current prepayments and accrued income).

5.11 Revenue and expense recognition

Revenue and expenses are recognised when the actual flow of the related goods and services occurs, regardless of when the resulting monetary or financial flow arises.

Revenue from the rendering of services is measured at the monetary amount received or, where appropriate, at the fair value of the consideration received or receivable, which, in the absence of evidence to the contrary, will be the price agreed on, net of any discounts, taxes and interest included in the nominal amount of the receivables. The estimated amount of variable consideration will be included in the measurement of revenue only to the extent that it is highly probable that a significant reversal in the amount of cumulative revenue recognised will not occur.

Revenue is recognised when control of a promised service is transferred to a customer.

Since revenue recognised over time relates to services control of which is not transferred at a point in time, it is recognised by reference to the progress towards complete satisfaction of the performance obligation at the reporting date, provided reliable information is available to measure this progress. If this is not the case, revenue will only be recognised at an amount equal to the costs incurred that are reasonably expected to be recovered in the future.

Revenue generated from performance obligations satisfied at a point in time is recognised at that date, and the costs incurred until then in the production of the services are recognised as inventories.

Interest income from financial assets is recognised using the effective interest method and dividend income is recognised when the shareholder's right to receive payment has been established. Interest and dividends from financial assets accrued after the date of acquisition are recognised as income in the consolidated statement of profit or loss.

5.12 Provisions and contingencies

When preparing the Consolidated Financial Statements the Parent’s directors made a distinction between:

a.	Provisions: credit balances covering present obligations arising from past events with respect to which it is probable that an outflow of resources embodying economic benefits that is uncertain as to its amount and/or timing will be required to settle the obligations; and

b.	Contingent liabilities: possible obligations that arise from past events and whose existence will be confirmed only by the occurrence or non-occurrence of one or more future events not wholly within the Group’s control.

The Consolidated Financial Statements include all the provisions with respect to which it is considered that it is more likely than not that the obligation will have to be settled. Contingent liabilities are not recognised in the consolidated balance sheet, but rather are disclosed, unless the possibility of an outflow in settlement is considered to be remote.

Provisions are measured at the present value of the best possible estimate of the amount required to settle or transfer the obligation, taking into account the information available on the event and its consequences. Where discounting is used, adjustments made to provisions are recognised as interest cost on an accrual basis.

The compensation to be received from a third party on settlement of the obligation is recognised as an asset, provided that there are no doubts that the reimbursement will take place, unless there is a legal relationship whereby a portion of the risk has been externalised as a result of which the Group is not liable; in this situation, the compensation will be taken into account for the purpose of estimating the amount of the related provision that should be recognised.

5.13 Long-term remuneration

In 2019 the Group established a long-term cash-based incentive plan for certain employees for a maximum of EUR 22,000 thousand.

This plan was settled in 2024 for EUR 21,549 thousand, as the conditions established for its settlement were met.

5.14 Termination benefits

Under current legislation, the Group is required to pay termination benefits to employees terminated under certain conditions. Therefore, termination benefits that can be reasonably quantified are recognised as an expense in the year in which the decision to terminate the employment relationship is taken.

No provision had been recognised in this connection in 2024.

5.15 Income tax

Tax expense (tax income) comprises current tax expense (current tax income) and deferred tax expense (deferred tax income).

The current income tax expense is the amount payable by each company as a result of income tax settlements for a given year. Tax credits and other tax benefits, excluding tax withholdings and pre-payments, and tax loss carryforwards from prior years effectively offset in the current year reduce the current income tax expense.

The deferred tax expense or income relates to the recognition and derecognition of deferred tax assets and liabilities. These include temporary differences measured at the amount expected to be payable or recoverable on differences between the carrying amounts of assets and liabilities and their tax bases, and tax loss and tax credit carryforwards. These amounts are measured at the tax rates that are expected to apply in the period when the asset is realised or the liability is settled.

Deferred tax liabilities are recognised for all taxable temporary differences, except for those arising from the initial recognition of goodwill or of other assets and liabilities in a transaction that is not a business combination and affects neither accounting profit (loss) nor taxable profit (tax loss).

Deferred tax assets are recognised to the extent that it is considered probable that the Group will have taxable profits in the future against which the deferred tax assets can be utilised. The current income tax expense is calculated on the basis of the accounting profit (loss) before tax, increased or decreased, as appropriate, by the permanent differences from taxable profit (tax loss), net, where applicable, of any tax loss carryforwards.

The deferred tax assets recognised are reassessed at the end of each reporting period and the appropriate adjustments are made to the extent that there are doubts as to their future recoverability. Also, unrecognised deferred tax assets are reassessed at the end of each reporting period and are recognised to the extent that it has become probable that they will be recovered through future taxable profits.

On 18 June 2019, an agreement was entered into for the distribution of the tax burden under the consolidated tax regime provided for in Consolidated Spanish Income Tax Law 27/2004, of 27 November. Therefore, effective 1 April 2019, Dorna Sports, S.L., Dorna Worldwide, S.L. (Sole-Shareholder Company), International Event Services, S.L. (Sole-Shareholder Company) and Dorna WSBK Organization, S.R.L. Sucursal en España file consolidated income tax returns as tax group 565/19, of which Dorna Sports, S.L. is the tax group representative.

The tax group includes Dorna Sports, S.L., International Events Services, S.L.U., Dorna Worldwide, S.L.U. and the branch in Spain of the Italian company Dorna WSBK Organization, S.R.L. as subsidiaries and, accordingly, where applicable, the following criteria were applied: temporary differences arising in the determination of the consolidated tax base due to the elimination of results on transactions between companies in the tax group, where such results have not been realised with third parties, are recognised by the company that had recognised the result; irreversible differences arising in the determination of the consolidated tax base due to the elimination of results on transactions between companies in the tax group, or due to the elimination of dividends distributed among them, are recognised as permanent differences by the company that had recognised the result; and any tax losses offset by the companies composing the tax group are recognised by recording a reciprocal account receivable and payable between the company that reported the loss and the companies that offset it.

5.16 Related party transactions

The Group companies perform all their transactions with related parties on an arm’s length basis. Also, the transfer prices are adequately supported and, therefore, the Parent’s directors consider that there are no material risks in this connection that might give rise to significant liabilities in the future.

5.17 Foreign currency transactions

Foreign currency transactions are recognised at their equivalent euro value. Any exchange gains or losses arising on the settlement of balances deriving from foreign currency transactions are recognised in the statement of profit or loss of the Group companies concerned when they arise.

However, at the end of the reporting period, receivables and payables in foreign currencies are translated to euros at the exchange rates then prevailing, and any exchange losses or exchange gains are recognised as an expense or as income, respectively.

5.18 Environmental assets and liabilities

Environmental assets are deemed to be assets used on a lasting basis in the Group’s operations whose main purpose is to minimise environmental impact and protect and improve the environment, including the reduction or elimination of future pollution.

Because of their nature, the Group’s business activities do not have a significant environmental impact.

5.19 Current/Non-current classification

Current assets are assets associated with the normal operating cycle, which in general is considered to be one year. Other assets which are expected to mature, be disposed of or be realised within 12 months from the end of the reporting period, financial assets held for trading, except for financial derivatives that will be settled in a period exceeding one year, and cash and cash equivalents are also deemed to be current assets. Assets that do not meet these requirements are classified as non-current assets.

Similarly, current liabilities are liabilities associated with the normal operating cycle, financial liabilities held for trading and, in general, all obligations that will mature or be extinguished at short term. All other liabilities are classified as non-current liabilities.

6.     Intangible assets

The changes in 2024 in the intangible asset accounts and in the related accumulated amortisation were as follows:

	Thousands of Euros
	Beginning Balance	Additions	Disposals	Transfers (Note 8)	Ending Balance
Cost:
Goodwill (b)	376,728	-	-	-	376,728
Intellectual property (a)	6,699	863	-	-	7,562
Rights acquired under long-term contracts (c)	3,251,662	31,579	-	-	3,283,241
Computer software	5,726	746	-	32	6,504
Total cost	3,640,815	33,188	-	32	3,674,035

Accumulated amortisation:
Goodwill (b)	(111,681)	(10,930)	-	-	(122,611)
Intellectual property (a)	(6,699)	(14)	-	-	(6,714)
Rights acquired under long-term contracts (c)	(903,588)	(96,688)	-	-	(1,000,276)
Computer software	(5,215)	(207)	-	-	(5,422)
Total accumulated amortisation	(1,027,183)	(107,840)	-	-	(1,135,023)
Total intangible assets	2,613,632				2,539,012

The detail, by asset category, of the fully amortised intangible assets at 31 December 2024 is as follows:

Thousands of Euros
31/12/24
Intellectual property	6,699
Rights acquired under long-term contracts	3,100
Computer software	3,989
13,788

The main intangible asset balances relate to the following:

a.	At 31 December 2024, this account included basically the acquisition cost of the patent for the Ad Time dynamic advertising display system for various countries, including Spain, Japan and Italy.

b.	As a result of the acquisition by Global Bike SP, S.L. (Sole-Shareholder Company) of 78.63% of the shares of Dorna Sports, S.L. on 14 February 2019, a PPA process was performed to calculate the fair value of the assets acquired and the liabilities assumed, and the carrying amount of the initial goodwill amounted to EUR 337,828 thousand. As indicated in Note 1 to these Consolidated Financial Statements, in 2019 Global Bike SP, S.L. (Sole-Shareholder Company) was merged by absorption into Dorna Sports, S.L., the current Parent of the Group.

c.	Rights acquired under long-term contracts: these relate to the audiovisual and commercial rights to the MotoGP World Championship and the Superbike World Championship. They also include the rights to the MotoE World Cup and Moto3 Junior World Championship, as well as exclusive rights to organise, promote and manage globally the motorcycling activity for bikes powered by renewables or hybrid technologies (or, in general, any types of power or energy sources other than traditional fuel sources). In 2024 all of these rights were extended from the 2041 season to the 2060 season in exchange for EUR 31,579 thousand, of which EUR 16,977 thousand had not yet been paid at 31 December 2024 and was recognised under “Payable to Suppliers” in the consolidated balance sheet.

Rights acquired under long-term contracts

At 31 December 2024, the Group held the audiovisual and commercial rights (static advertising, sponsorship, hospitality and merchandising) to the MotoGP and Superbike World Championships until the 2060 season. As a result of the various agreements entered into, mainly with the International Motorcycling Federation (FIM) for the exploitation of the aforementioned rights and with the International Road Racing Teams Association (IRTA), the Group acquired the following payment obligations:

Thousands of Euros
31/12/24
2024	-
2025	92,500
2026	93,006
2027	19,433
2028 and subsequent years	1,059,939
1,264,878

On February 28, 2024, the Dorna Group signed an agreement with the Fédération Internationale de Motocyclisme to extend the exploitation of the rights of the Motorcycle World Championship until the 2060. This agreement meant a further increase of 733,851 thousand euros in its future commitments from the 2041 season.

The Parent’s directors consider that the cost of the rights acquired will be recovered through future operations.

7.     Leases

Finance leases

At 31 December 2024, the Group, as the lessee under finance leases, had recognised the following leased assets:

Thousands of Euros
31/12/24
Cost	3,531
Accumulated depreciation	(372)
3,159

The Group had contracted with lessors for the following minimum lease payments (including any purchase options), based on the leases currently in force, without taking into account the charging of common expenses, future increases in the CPI or future contractual lease payment revisions.

Minimum Finance	Nominal Value (Thousands of Euros)
Lease Payments	31/12/24
Within one year	839
Between one and five years	2,100
2,939

The Group’s most significant finance leases at the end of 2024 were as follows:

-	Lease of audiovisual equipment for a total amount of EUR 2,270 thousand. The lease commenced on 5 November 2024 and has a term of four years. The nominal value of the purchase option is EUR 60 thousand.

-	Lease of audiovisual equipment for a total amount of EUR 398 thousand. The lease commenced on 22 January 2024 and has a term of four years. The nominal value of the purchase option is EUR 11 thousand.

-	Lease of medical truck for a total amount of EUR 750 thousand. The lease commenced on 20 February 2023 and has a term of 4 years. The nominal value of the purchase option is EUR 20 thousand.

Operating leases

At 31 December 2024, the Group, as the lessee under operating leases, had contracted with lessors for the following minimum lease payments, based on the leases currently in force, without taking into account the charging of common expenses, future increases in the CPI or future contractual lease payment revisions:

Minimum Operating	Nominal Value (Thousands of Euros)
Lease Payments	31/12/24
Within one year	2,672
Between one and five years	1,486
After five years	157
4,315

The operating lease payments recognised as an expense at the end of 2024 amounted to EUR 4,121 thousand (see Note 18.3).

At 31 December 2024, the Group had operating leases in relation to the rental of the Madrid and Barcelona offices, which account for the majority of its lease expenses.

On 1 December 2022, the lease for the offices housing the head office at calle Príncipe de Vergara, 183 was renewed with expiry set for 31 December 2027. The annual rent is EUR 396 thousand.

On 30 April 2021, the lease for the Barcelona office was renewed with expiry set for 31 December 2025. The lease provides for annual rent of EUR 459 thousand, with additional fixed monthly costs of EUR 8 thousand in community association charges.

The Group also has a lease for the use of vehicles during the events to be held in the year. This lease runs from 1 January 2021 to 31 December 2025 and the annual lease expense amounts to EUR 379 thousand.

These leases are subject to revision in line with the increase in the CPI.

8.     Property, plant and equipment

The changes in 2024 in the property, plant and equipment accounts and in the related accumulated depreciation were as follows:

	Thousands of Euros
	Beginning Balance	Additions	Disposals	Transfers (Note 6)	Ending Balance
Cost:
Land and buildings	3,220	-	-	-	3,220
Ad Time modules	2,908	54	-	-	2,962
Furniture	1,716	67	(1)	-	1,782
Computer hardware	9,118	815	(138)	-	9,795
Fixtures	4,714	228	-	-	4,942
Transport equipment	5,022	2	(77)	-	4,947
Other items of property, plant and equipment	34,717	3,689	(216)	-	38,190
Advances on property, plant and equipment	44	131	-	(32)	143
Total cost	61,459	4,986	(432)	(32)	65,981

Accumulated depreciation:
Buildings	(2,308)	(5)	-	-	(2,313)
Ad Time modules	(1,762)	(182)	-	-	(1,944)
Furniture	(1,129)	(128)	-	-	(1,257)
Computer hardware	(7,687)	(698)	129	-	(8,256)
Fixtures	(2,641)	(337)	-	-	(2,978)
Transport equipment	(3,888)	(285)	76	-	(4,097)
Other items of property, plant and equipment	(28,847)	(2,171)	204	-	(30,814)
Total accumulated depreciation	(48,262)	(3,806)	409	-	(51,659)
Total property, plant and equipment	13,197				14,322

The principal additions in 2024 relate to the acquisition of audiovisual material and equipment and new computer hardware. Some of these additions were acquired under finance leases.

In 2024 items of property, plant and equipment were sold for a net amount of EUR 23 thousand, and no gains or losses were recognised in profit or loss in consequence.

The detail, by asset category, of the fully depreciated property, plant and equipment at 31 December 2024 is as follows:

Thousands of Euros
31/12/24
Buildings	2,266
Ad Time modules	1,513
Furniture	808
Computer hardware	6,972
Fixtures	1,330
Transport equipment	3,120
Other items of property, plant and equipment	26,028
42,037

The Group takes out insurance policies to cover the possible risks to which its property, plant and equipment are subject. The Parent’s directors consider that insurance cover for these risks at 31 December 2024 was sufficient.

Also, at the end of 2024 the Group do not have any firm property, plant and equipment purchase commitments.

9.     Financial assets

9.1 Breakdown of financial assets by category

The carrying amounts of “Trade and Other Receivables”, “Non-Current Financial Assets” and “Current Financial Assets” were classified for measurement purposes in the following categories at the end of 2024:

	Thousands of Euros
	Non-Current Financial Instruments	Current Financial Instruments
Categories	Loans, Derivatives and Other	Loans, Derivatives and Other
Financial assets at amortised cost	46,883	60,564
	46,883	60,564

9.2 Non-current financial assets

The detail of “Non-Current Financial Assets” at 31 December 2024 is as follows:

Thousands of Euros
Categories	31/12/24
Loans to companies (Note 9.3)	2,650
Other financial assets	3,523
6,173

“Other Financial Assets” includes a guarantee of USD 1,961 thousand (31 December 2024: EUR 1,885 thousand) provided to the FIM in relation to the exploitation of the rights to the MotoGP World Championship and another of EUR 1,396 thousand provided for the exploitation of the rights to the Superbike World Championship. The recovery of this amount is linked to the termination of this contract (see Note 6). The other guarantees recognised totalled EUR 162 thousand.

			Taxpayer
Company	Registered Office	City	Identification Number
Fédération Internationale de Motocyclisme	Route de Suisse, 11 CH-1295 MIES	Mies (Switzerland)	397881

The detail, by maturity, of “Non-Current Financial Assets” is as follows:

	Thousands of Euros
	2026	2027	2028 and Subsequent Years	Total
Loans to companies	700	700	1,250	2,650
Other financial assets	-	-	3,523	3,523
	700	700	4,773	6,173

9.3 Current financial assets

The detail of “Current Financial Assets” at 31 December 2024 is as follows:

Thousands of Euros
Loans and Debt Securities
Categories	31/12/24
Loans to companies	751
Other financial assets	37
788

The Group holds loans to third parties for an aggregate amount of EUR 4,753 thousand, with accrued interest added to the principal amounting to EUR 588 thousand. The Group has recognised EUR 2,650 thousand of one of the aforementioned loans at long term. In addition, the Group capitalised interest of EUR 231 thousand relating to other borrowings. Also, in 2024 the Group recognised an impairment loss of EUR 231 thousand under “Impairment and Gains or Losses on Disposals of Financial Instruments” and had recognised an impairment loss of EUR 2,171 thousand at year-end.

9.4 Information on the nature and level of risk of financial instruments

Qualitative information

The Group's financial risk management is centralised in the Parent's Financial Department, which has established the mechanisms required to control exposure to interest rate and exchange rate fluctuations and credit and liquidity risk. The main financial risks affecting the Group are as follows:

a.	Credit risk:

The Group is not exposed to significant credit risk, since its customers and the institutions in which cash placements are made or with which derivatives are arranged are highly solvent entities, in which counterparty risk is not significant.

The Group's principal financial assets are cash and cash equivalents, trade and other receivables and investments, which represent the Group's maximum exposure to credit risk in relation to financial assets.

The Group's credit risk is primarily attributable to its trade receivables. The amounts presented in the consolidated balance sheet are net of allowances for doubtful debts, estimated by Group management based on prior experience and its assessment of the current economic environment. The changes in these adjustments were as follows:

Thousands of Euros
31/12/24
Beginning balance	39,721
Period provisions	20,704
Amount reversed	(74)
Amount used	(69)
Ending balance	60,282

In 2024 the Group recognised a loss of EUR 9 thousand on uncollectible receivables.

The credit risk on liquid funds and derivative financial instruments is limited because the counterparties are banks assigned with high credit ratings by international credit rating agencies.

b.	Liquidity risk:

The Group's liquidity policy consists of the arrangement of committed credit facilities and current financial assets for amounts sufficient to cater for the projected liquidity needs for a given period based on the situation and expectations of the debt and capital markets.

At 31 December 2024, the Group had cash and cash equivalents amounting to EUR 238,901 thousand and positive working capital of EUR 232,043 thousand.

Quantitative information

a.	Credit risk:

The Group does not have a significant concentration of credit risk, with exposure spread over a large number of customers.

b.	Foreign currency risk:

The Group’s policy consists, on certain occasions, of hedging its exposure to exchange rates by arranging hedging financial instruments, thus reducing its exposure to exchange rates of certain contracts.

The Group arranged new hedging instruments in 2022 that are still in force (see Note 14).

c.	Interest rate risk:

At 31 December 2024, 50% of the Group's borrowings was associated with interest rate swap derivative financial instruments for a total notional amount of EUR 487,000 thousand (see Note 14), so that a limit of 3.25% Euribor was established on the interest borne on the loans.

10.  Cash and cash equivalents

The detail of “Cash and Cash Equivalents” at 31 December 2024 is as follows.

Thousands of Euros
31/12/24
Cash at banks and credit institutions	238,895
Cash on hand	6
Total cash and cash equivalents	238,901

There are no restrictions as to the use of these balances.

11.   Equity and shareholders’ equity

11.1 Share capital

At 31 December 2024, the Parent's share capital amounted to EUR 9,828 thousand and is represented by 9,828,284 fully subscribed and paid registered shares of EUR 1 par value each. These shares are divided into the following classes: Class A, Class B, Class D, Class E and Class F.

All the shares carry the same voting and dividend rights, with the following specific features.

Class A and Class B shares confer on their holders the rights and obligations established by law and in the bylaws in their capacity as shareholders. Specifically, each Class A and Class B share carries one (1) vote.

Each Class D, E and F share confers on its holder the rights and obligations established by law and in the bylaws in their capacity as shareholder, with the following specific features regarding voting rights:

a.	Regarding the election or removal of directors, each Class D share carries two hundred and seven thousand, three hundred and twenty-eight (207,328) votes, each Class E share carries zero point seven (0.7) votes (such that Class E shares as a whole carry four million, four hundred and ninety-five thousand, three hundred and thirty (4,495,330) votes on this issue), and each Class F share carries one thousand, seven hundred and thirty-three (1,733) votes.

b.	With respect to the other issues voted on at the Parent's General Meeting, each Class D, E and F share carries one (1) vote.

At 31 December 2024, the shareholders holding more than 10% of the share capital were as follows:

	Percentage of	Shares (Class)
Shareholder	Ownership	A	B	E	F
Global Racing LX2, S.a.r.l.	78.68	474,499	836,099	6,421,900	15

Also, on 29 March 2024 the shareholders of Dorna Sports, S.L. resolved, subject to regulatory approval, to sell approximately 86% of their shares to Liberty Media Corporation. The transaction valued the Company at EUR 4,200 million.

11.2 Share premium

The Consolidated Spanish Limited Liability Companies Law expressly permits the use of the share premium account balance to increase capital and does not establish any specific restrictions as to its use.

The share premium amounted to EUR 305 thousand at 31 December 2024.

11.3 Reserves

The detail of “Reserves” at 31 December 2024 is as follows:

Thousands of Euros
2024
Reserves of the Parent:
Legal reserve	2,002
Merger reserves	1,705
Other reserves	1,266,782
Total reserves of the Parent	1,266,782

Reserves of consolidated companies	11,159
Total consolidated reserves	11,159
Total reserves	1,281,648

Legal reserve

Under the Consolidated Spanish Limited Liability Companies Law, private limited liability companies must transfer 10% of net profit for each year to the legal reserve until the balance of this reserve reaches at least 20% of the share capital. The legal reserve may only be used to increase capital. Otherwise, until the legal reserve exceeds 20% of share capital, it can only be used to offset losses, provided that sufficient other reserves are not available for this purpose.

At 31 December 2024, the legal reserve had reached the legally required minimum.

12.	Financial liabilities

12.1 Breakdown of financial liabilities by category

The detail of "Non-Current Payables”, “Current Payables" and “Trade and Other Payables” at the end of 2024 is as follows:

	Thousands of Euros
	Non-Current Financial Instruments		Current Financial Instruments
Categories	Bank Borrowings	Derivatives and Other	Bank Borrowings	Derivatives and Other	Total
Financial liabilities at amortised cost or cost	974,394	17,013	1,342	60,232	1,052,981
Financial liabilities at fair value through profit or loss:
Held-for-trading financial liabilities (Note 14)	-	-	-	1,536	1,536
Hedging derivatives (Note 14)	-	535	-	641	1,176
	974,394	17,548	1,342	62,409	1,055,693

12.2 Bank borrowings

The detail of “Non-Current Liabilities - Bank Borrowings” and “Current Liabilities - Bank Borrowings" in the accompanying consolidated balance sheets as at 31 December 2024 is as follows:

	Thousands of Euros
	Limit	Non- Current	Current	Total
Senior loan	975,000	972,294	-	972,294
Revolving credit facilities	60,000	-	-	-
Loan		-	194	194
Leases		2,100	839	2,939
Accrued interest payable		-	309	309
		974,394	1,342	975,736

At 31 December 2024, a gross amount of EUR 975,000 thousand had been drawn down against the senior loan. In accordance with the normal maturity schedule of the loan, the entire amount drawn down is classified as a non-current liability.

In addition, a credit line of EUR 60,000 thousand associated with the senior loan is available to the Parent, against which no amounts have been drawn down since it is arranged.

The financing bears floating interest at a rate tied to Euribor plus a spread. The interest accrued in the year ended 31 December 2024 amounted to EUR 69,617 thousand, without taking into consideration the effect of the hedges associated with it (see Note 14).

The loan agreement establishes certain restrictions on, inter alia, the distribution of dividends, the acquisition or issue of treasury shares, mergers with non-Group companies and the sale of assets.

The arrangement expenses associated with the debt outstanding at 31 December 2024 totalled EUR 2,706 thousand, which is presented as a reduction of the carrying amount of the financial debt and is repaid over the life of the loan using the effective interest method. The amount of senior loan arrangement expenses recognised in the consolidated statement of profit or loss for the year ended 31 December 2024 amounted to EUR 638 thousand.

Per the terms and conditions of the related agreements, the loans are structured into the following tranches:

Thousands of Euros
Borrowings
31/12/24
Senior loan:
Tranche in euros	975,000
Arrangement expenses	(2,706)
972,294

This new loan matures on 31 March 2029.

Also, on 27 January 2023 the Group arranged a loan of EUR 1,500 thousand, which matures on 31 January 2025 the interest on which is tied to 3-month Euribor plus a spread.

The Group also has finance leases relating mainly to audiovisual equipment and a medical truck (see Note 8). In 2024 lease payments were made totalling EUR 383 thousand.

13.	Balances with related companies

The detail of the balances with related companies at 31 December 2024 is as follows:

Thousands of Euros
31/12/24
Current payables:
Bridgepoint Advisers Limited	-
CPPIB Equity Investments Inc.	-
-

The detail of the transactions with related companies in the years ended 31 December 2024, which related to finance income and finance costs, is as follows:

Thousands of Euros
31/12/24
Purchases/Expenses:
Bridgepoint Advisers Limited	175
CPPIB Equity Investments Inc.	174
349

14.	Derivative financial instruments

Group policy consists, on certain occasions, of hedging its exposure to both interest rate changes, as a result of its borrowings, and exchange rate fluctuations, by arranging derivative financial instruments.

In 2022 the Group entered into new derivative financial instruments to hedge the interest rate risk additional to those existing at 2021 year-end, some of which were classified for accounting purposes as cash flow hedges. These new contracts have notional amounts of EUR 282,500 thousand and EUR 487,500 thousand, came into force on 31 December 2022 and 31 December 2024 and expired/expire on 31 December 2024 and 31 December 2025, respectively.

To this end, the Group has complied with the requirements detailed in Note 5.7 on measurement bases in order to be able to classify the financial instruments listed below as hedges. Specifically, the Group carried out an analysis of the extent to which the changes in the fair value or cash flows of the hedging instrument would offset the changes in the fair value or cash flows of the hedged item attributable to the risk intended to be hedged using the linear regression method for the prospective analysis. The Group takes this analysis into account to determine the existence of the economic relationship and the hedge ratio.

At each reporting date the Group analyses the ineffectiveness and assesses whether an economic relationship still exists or whether the hedge ratio established is correct. The possible sources of ineffectiveness considered by the Company in the designation of the hedging relationship and the determination of the hedge ratio in 2024 gave rise to an impact of EUR 112 thousand; this expense is recognised under “Changes in Fair Value of Financial Instruments”.

The agreements outstanding at 31 December 2024 which qualified for hedge accounting were as follows:

				Thousands of Euros
		Hedging			Notional		Fair Value of the Hedging Instrument
Transaction Type	Bank	Instrument	Hedged Risk	Currency	Amount	Expiry	Assets	Liabilities
Bonds issued in USD	1	FX FORWARD	USD-EUR exchange rate	USD	4,514	Mar 25	-	(330)
Bonds issued in USD	1	FX FORWARD	USD-EUR exchange rate	USD	4,498	Jul 25	-	(311)
Short-term contracts in force at 31 December 2024							-	(641)
Bonds issued in USD	1	FX FORWARD	USD-EUR exchange rate	USD	4,594	Mar 26	-	(279)
Bonds issued in USD	1	FX FORWARD	USD-EUR exchange rate	USD	4,581	Jul 26	-	(256)
Long-term contracts in force at 31 December 2024							-	(535)

The gain taken directly to equity at 2024 year-end derived from the previously described hedging contracts amounts to EUR 798 thousand.

Similarly, at 31 December 2024, the Parent held the following financial derivatives which did not qualify for hedge accounting, the features of which were as follows:

				Thousands of Euros
		Hedging			Notional		Fair Value of the Hedging Instrument
Transaction Type	Bank	Instrument	Hedged Risk	Currency	Amount	Expiry	Assets	Liabilities
Financing at a floating interest rate	3	Collar	Euribor	EUR	487,500	Dec 25	-	(1,536)
Short-term contracts in force at 31 December 2024							-	(1,536)

The derivative financial instrument in force at 31 December 2024 hedging fluctuations in interest rates has a notional amount of EUR 487,500 thousand. The hedged spread stands at 3.25%.

In 2024 there is a positive change of EUR 3,652 thousand in the fair value of the interest rate and exchange rate derivative financial instruments arranged by the Parent, which is recognised under “Changes in Fair Value of Financial Instruments”.

In 2024 the Group satisfied premiums amounting EUR 565 thousand in relation to the arrangement of the interest rate hedging instruments broken down above. In addition, the Group received settlements thereof for a net amount of EUR 15,403 thousand.

These financial instruments were arranged with the following banks:

	Bank	Registered Office	Identification for Tax Purposes

1	Nomura Financial Products Europe GmbH.	1 Rathenauplatz, 60313 Frankfurt am Main	Registered in Germany under no. DE31480261
2	Société Générale	29 Boulevard Haussmann, 75009 Paris	Registered in Paris under no. 552120222
3	BNP Paribas	16 Boulevard des Italiens, 75009 Paris	Registered in Paris under no. 662042449

15.	Long-term provisions

The changes in 2024 in the long-term provisions’ accounts were as follows:

	Thousands of Euros
	Beginning Balance	Additions	Disposals	Ending Balance
Provision for taxes	327	-	(327)	-
Other provisions	5,820	1,000	(5,367)	1,453
	6,147	1,000	(5,694)	1,453

16.	Tax matters

The detail of the tax receivables and payables in the accompanying consolidated balance sheets as at 31 December 2024 is as follows:

Thousands of Euros
31/12/24
Tax receivables:
Current tax assets	9,929
VAT refundable	1,739
Other tax receivables	1,429
13,097
Tax payables:
Tax withholdings payable	2,179
Income tax payable	5
Accrued social security taxes payable	939
VAT payable	92
3,215

16.1 Reconciliation of the accounting loss to the taxable profit

Income tax is calculated on the basis of accounting profit or loss determined by application of generally accepted accounting principles, which does not necessarily coincide with the taxable profit or tax loss.

The reconciliation of the Group’s accounting loss for 2024 to the taxable profit for income tax purposes is as follows:

2024

	Thousands of Euros
	Increase	Decrease	Total
Accounting loss before tax			(11,401)

Permanent differences:
Adjusted finance costs	5,653	-	5,653
Goodwill	10,930	-	10,930
Other	166	-	166
			16,749

Temporary differences:
Amortisation charge on rights	95,441	-	95,441
Write-down of trade receivables	6,429	(6,057)	372
Incentive plan	-	(22,000)	(22,000)
Write-down of doubtful debts	-	(441)	(441)
Adjustments to goodwill	-	(2,763)	(2,763)
Accelerated depreciation of leased assets	308	(383)	(75)
Other	1,000	(6,227)	(5,227)
			65,307
Offset of tax losses			(415)
Taxable profit			70,240
Limit on offset of tax losses			168
Adjusted taxable profit			70,408

Positive permanent differences are included relating mainly to the amortisation of the Group’s goodwill.

The increases due to temporary differences in 2024 relate mainly to the recognition of the amortisation of the organisation rights to the MotoGP™ World Championship, since only the amortisation of the rights that initially arose is tax deductible.

The main decrease due to temporary differences in the year ended 31 December 2024 arose from the recognition, in the final judgments handed down by the Judicial Review Division of the National Appellate Court, of the deductibility of the amortisation of the goodwill generated in 2007 and 2003. In this connection, the Group identified temporary differences arising from the amortisation of goodwill amounting to EUR 2,285 thousand and EUR 478 thousand, respectively. Also, a decrease due to temporary differences arose from the settlement of the Group's incentive plan, which is paid in 2024.

Pursuant to the tax regime for EIGs, the Group's Parent recognised the tax credit and the tax loss carryforwards generated by the EIG in 2024.

16.2 Reconciliation of the accounting loss to the income tax benefit

The reconciliation of the accounting loss to the income tax benefit in 2024 is as follows:

Thousands of Euros
2024
Accounting loss before tax	(11,401)
Permanent differences	16,749
Adjusted accounting loss	5,348

Tax charge at the corresponding tax rate	1,265
Prior years' income tax adjustment	3
Tax credits and other	(751)
Income tax benefit	517

16.3 Breakdown of income tax benefit

The breakdown of the income tax benefit is as follows:

Thousands of Euros
2024
Current tax:
Continuing operations	16,843
Deferred tax:
Continuing operations	(16,568)
Other	242
Total tax benefit	517

16.4 Deferred tax assets and liabilities

The changes in the deferred tax assets and liabilities in the years ended 31 December 2024 were as follows:

	Thousands of Euros
	Beginning Balance	Additions	Reductions	Ending Balance
Deferred tax assets:
Deductible temporary differences	8,909	1,858	(8,706)	2,061
Deductibility of amortisation of goodwill	4,326	-	(691)	3,635
Tax assets	593	359	-	952
Derivatives	29	237	-	266
	13,857	2,454	(9,397)	6,914
Deferred tax liabilities:
Asset revaluations	581,881	-	(23,878)	558,003
Taxable temporary differences	335	98	(101)	332
Derivatives	40	-	(40)	-
	582,256	98	(24,019)	558,335

The deductible temporary differences, which at 31 December 2024 amounted to EUR 2,061 thousand, arose primarily as a result of the different amortisation periods for tax and accounting purposes, of various provisions that are non-deductible for tax purposes, of the limitation on the deduction of the expense relating to the depreciation and amortisation charge pursuant to Law 17/2012, of 27 December, and of the limitation on the deduction of finance costs introduced by Royal Decree-Law 12/2012. In addition, the Group recognised deferred tax assets amounting to EUR 3,635 thousand as a result of the favourable decisions handed down by the National Appellate Court in relation to the appeals for judicial review filed by the Parent against the tax authorities' challenge to the deductibility of the amortisation of the goodwill generated in 2007 and 2003.

Also, the deferred tax assets include 50% of the individual tax loss carryforwards of International Events Services, S.L.U. generated in 2024 amounting to EUR 42 thousand that it has not been possible to offset against the taxable profit of the Spanish consolidated tax group pursuant to the provisions of Spanish Income Tax Law 27/2014, of 27 November (recently amended by Law 7/2024, of 20 December, which extends the measure instituted in 2023 for the tax periods beginning on or after 1 January 2024) that establishes that, effective for tax periods commencing in 2023, the tax base of the tax group shall be the sum of the individual taxable profits and 50% of the individual tax losses of the entities in the tax group. However, in successive tax periods, these individual tax losses not offset would be included in the tax base of the tax group in equal parts in each of the first ten tax periods commencing on or after 1 January 2024, even in the event that any of the entities with individual tax losses were to be excluded from the tax group. It is for this reason that the companies that belong to the Spanish consolidated tax group that incurred tax losses in 2024 (as is the case of International Events Services, S.L.U.) recognised a deferred tax asset for 50% of the individual tax loss carryforwards generated in 2024. These tax loss carryforwards will be reversed in subsequent years as a temporary difference.

The deferred tax liabilities, which at 31 December 2024 amounted to EUR 558,335 thousand relate mainly to the tax effect of the increase in value of the rights to the MotoGP™ World Championship and Superbike World Championship and the PPA in 2019.

Also, at 31 December 2024 the Group had the following unrecognised tax credits and tax loss carryforwards:

Year Earned	Gross Amount
2018	253
2019	90
2020	5,472
2021	2,800
2022	3,127
2023	393
2024	161
12,296

16.5 Years open for review and tax audits

In relation to income tax for 2010 and 2011, the tax authorities issued a series of tax assessments and imposed penalties, against which the Parent appealed at the Central Economic-Administrative Tribunal. The Central Economic-Administrative Tribunal partially upheld the economic-administrative claims and voided the penalties imposed payment of which had been suspended. The Parent filed an appeal for judicial review at the National Appellate Court against the Central Economic-Administrative Tribunal’s decisions against its interests, on which a decision has yet to be handed down.

A general tax audit commenced in 2017 for, inter alia, income tax for 2012 to 2014. This tax audit was completed in October 2019 with several tax assessments being issued which resulted in certain tax refundable amounts for Dorna and acknowledged the right for the Parent to deduct the amortisation of goodwill for 1999, 2003 and 2007 from the taxable profit or tax loss for income tax purposes for the years audited. The aforementioned tax assessments also included adjustments for other items (which reduced the tax refundable amount) that were appealed against at the Central Economic-Administrative Tribunal. A decision on the economic-administrative claims filed is yet to be handed down.

Also, in 2020 the Spanish Constitutional Court, through its judgment of 1 July 2020, declared Royal Decree-Law 2/2016 (Additional Provision Fourteen) to be unconstitutional and null and void. Accordingly, Dorna applied for rectification of the instalment payment self-assessments for 2016 to 2020. The application for rectification of the instalment payment self-assessments in relation to income tax for 2018 to 2020 was dismissed, and Dorna filed the corresponding economic-administrative appeals and submissions at the Central Economic-Administrative Tribunal. On 1 April 2022, Dorna was notified of the decision of the Central Economic-Administrative Tribunal dismissing the appeals and submissions. Dorna filed an appeal for judicial review at the Judicial Review Division of the National Appellate Court against the Central Economic-Administrative Tribunal’s decision, on which a decision has yet to be handed down.

In 2021 the Parent applied for the instalment payment self-assessments in relation to income tax for 2016, 2017, 2018 and 2020 to be rectified, the deductibility of the amortisation of the goodwill generated in 1999, 2003 and 2007 to be acknowledged and the amounts unduly paid to be reimbursed, together with the related late-payment interest. On 3 July 2023, the Parent was notified of resolutions whereby it received reimbursements of EUR 2,158 thousand and interest of EUR 502 thousand.

Under current legislation, taxes cannot be deemed to have been definitively settled until the tax returns filed have been reviewed by the tax authorities or until the four-year statute-of-limitations period has expired.

At 2024 year-end the Parent and its subsidiaries in Spain had all years since 2018 open for review for income tax and all years since 2021 open for review for the other taxes applicable to it. The Parent's directors consider that the tax returns for the aforementioned taxes have been filed correctly and, therefore, even in the event of discrepancies in the interpretation of current tax legislation in relation to the tax treatment afforded to certain transactions, such liabilities as might arise would not have a material effect on the Consolidated Financial Statements.

17.	Current accruals and deferred income

As a result of the Group's normal operations invoices are issued to and collections are made from its customers at the beginning of the calendar year under the contractual obligations acquired in relation to the organisation of motorcycling championships, the accrual of which is associated with the grands prix held between March and November of each year.

The detail of the unearned income is as follows:

Thousands of Euros
31/12/24
Marketing of rights	1,987
Television services	3,270
Advertising services	434
5,691

18.	Income and expenses

18.1 Revenue and procurements

The breakdown, by geographical market, of the revenue for 2024 is as follows:

Thousands of Euros
Geographical Market	2024
Spain	99,201
Other EU countries	177,772
Imports	184,976
461,949

Revenue from the provision of services relates mainly to the exploitation of the rights to the MotoGP™ and Superbike World Championships.

The detail of revenue in 2024 is as follows:

Thousands of Euros
2024
Licences and rights	298,775
Television services	107,680
Advertising and logistics services	55,494
461,949

The detail, by origin, of the purchases made by the Group in 2024 is as follows:

Thousands of Euros
Geographical Market	2024
Spain	76,907
Other EU countries	44,056
Imports	111,222
232,185

Breakdown of balances with customers

The detail of the opening and closing balances of the assets and liabilities related to contracts with customers is as follows:

	Thousands of euros
	31/12/24	31/12/23
Non-current contract assets	40,710	41,207
Current contract assets	11,120	11,348
	51,830	52,555

Current contract liabilities	8,203	12,706
	8,203	12,706

The amount of the contract assets includes the Group's right to the consideration for the services rendered when this right is not unconditional (e.g., services rendered the control of which has been transferred but have not yet been billed). This amount is recognised in the consolidated balance sheet under "Trade and Other Receivables - Trade Receivables for Sales and Services". The contract assets become claimable when the customer is billed.

The amount of the contract liabilities includes the advances received from customers, which are presented in the consolidated balance sheet under “Trade and Other Payables - Customer Advances” and “Current Accruals and Deferred Income” since they are expected to be settled in the near term.

Obligations assumed

The Group meets its obligations to its customers once each of the grands prix during the championship season has been held. In this connection, each of the Group’s tax years reflect a complete season of the championship and, accordingly, revenue is recognised on an accrual basis in the consolidated statement of profit or loss.

In the case of long-term contracts the terms and conditions of which are applicable to more than one season, the Group recognises the revenue on a straight-line basis based on the number of seasons agreed with the customer. Also, the Group manages and formalises individually with each of its customers the terms and conditions for billing and collection applicable in each case.

18.2 Employees

The detail of “Staff Costs” in 2024 is as follows:

Thousands of Euros
2024
Wages and salaries	30,272
Termination benefits	197
Employer social security costs	8,985
Other employee benefit costs	1,141
40,595

The average number of employees in 2024 is 557, the detail by gender and professional category being as follows:

	Average Number of Employees
Category	Men	Women
Senior executives	4	-
Area managers	32	7
Staff	338	176
	374	183

Also, the headcount, by category and gender, at 31 December 2024 is as follows:

	Number of Employees at Year-End
Category	Men	Women
Senior executives	4	-
Area managers	32	8
Staff	374	190
	410	198

The number of persons employed by the Group with a disability equal to or greater than 33% in the year ended 31 December 2024 is two.

18.3 Outside services

The detail of “Outside Services” in the consolidated statements of profit or loss for 2024 is as follows:

Thousands of Euros
2024
Rent (Note 7)	4,121
Repair and upkeep expenses	2,956
Independent professional services	8,415
Insurance premiums and banking services	1,405
Utilities	1,065
Other services	182
Total outside services	18,144

19.	Remuneration of directors and senior executives of the Parent

In 2024 the Group recognised remuneration earned by and paid to the members of the Parent’s Board of Directors amounting to EUR 4,815 thousand and to the senior executives (excluding those that sit on the Board of Directors whose remuneration is detailed above) amounting to approximately EUR 5,787 thousand, for wages and salaries.

At 31 December 2024, the Group had not granted any advances to directors and two directors were included in the employee life insurance policy. The premium incurred in relation to this policy totalled EUR 61 thousand in 2024.

The Parent had not granted any loans to its directors or senior executives, and did not have any pension or retirement bonus obligations to them.

As of December 31, 2024, the Parent's Board of Directors is made up of eight members; seven men and one woman. Since July 3, 2025, the Parent’s Board of Directors is made up of seven members, all of them men.

Detail of investments in companies with similar activities and of the performance, as independent professionals or as employees, of similar activities by the directors

At 31 December 2024, the members of the Parent's Board of Directors had not informed the other members of the Board of any direct or indirect conflict of interest that they or persons related to them might have with the Group, as defined in the Consolidated Spanish Limited Liability Companies Law.

20.	Other disclosures

20.1 Information on the environment

In view of the business activities carried on by the Group, it does not have any environmental liability, expenses, assets, provisions or contingencies that might be material with respect to its equity, financial position or results. Therefore, no specific disclosures relating to environmental issues are included in these notes to the Consolidated Financial Statements for 2024.

20.2 Guarantees

At 31 December 2024, the Group had been provided with guarantees by credit institutions amounting to EUR 213 thousand.

The Parent’s directors do not expect any additional liabilities to arise in connection with the aforementioned guarantees.

20.3 Fees paid to auditors

In 2024 the fees charged for financial audit and other services provided by the auditor of the Group’s Consolidated Financial Statements, Deloitte Auditores, S.L., or by firms in the Deloitte organisation, and the fees charged by the auditors of the separate financial statements of the consolidated companies, and by companies related to these auditors as a result of a relationship of control, common ownership or common management, were as follows:

Thousands of Euros
2024
Audit services	229
Total audit and related services	229

Other services	15
Total professional services	15

20.4 Disclosures on the periods of payment to suppliers. Final Provision Two of Law 31/2014, of 3 December

Set forth below are the disclosures required of the Spanish companies by Additional Provision Three of Law 15/2010, of 5 July (amended by Final Provision Two of Law 31/2014, of 3 December), prepared in accordance with the Spanish Accounting and Audit Institute (ICAC) Resolution of 29 January 2016 on the disclosures to be included in notes to Consolidated Financial Statements in relation to the average period of payment to suppliers in commercial transactions.

Days
31/12/24
Average period of payment to suppliers	17
Ratio of transactions settled	15
Ratio of transactions not yet settled	31

Days
31/12/24
Total payments made	268,184
Total payments outstanding	37,742

In accordance with the ICAC Resolution, the average period of payment to suppliers is calculated by taking into account the commercial transactions relating to the supply of goods or services for which payment had accrued each year.

For the sole purpose of the disclosures provided for in the Resolution, suppliers are considered to be the trade creditors for the supply of goods or services included in “Payable to Suppliers” and “Payable to Suppliers - Group and Related Companies” under current liabilities in the consolidated balance sheet.

“Average period of payment to suppliers” is taken to be the period that elapses from the delivery of the goods or the provision of the services by the supplier to the effective payment of the transaction.

The detail of the number of invoices paid within the legally established period and of the amounts involved is as follows:

2024
Monetary value (thousands of euros)	242,837
Percentage of total payments made	91%

Number of invoices	8,885
Percentage of total number of invoices	69%

The maximum payment period applicable under Law 3/2004, of 29 December, on combating late payment in commercial transactions, is 30 days. This period may be extended where the parties agree to do so, although in no case may it exceed 60 calendar days.

21.	Segment reporting

The Group has identified the following operating segments:

-	MotoGP™ World Championship (MWC) and the Superbike World Championship (SBK): Exclusive exploitation of the commercial and audiovisual rights to the MotoGP™ World Championship (MotoGP) and Superbike World Championship, as well as the related event organisation rights.

-	Ad Time advertising: Exclusive rights to operate the Ad Time advertising system in certain countries.

Geographical information relating to sales

The detail, by geographical market, of the revenue for 2024 is broken down in Note 18.1.

Segmented financial statements

	Thousands of Euros
	31/12/24
	Segment
	MWC/SBK	Ad Time	Total
Revenue	461,544	405	461,949
Procurements	(232,055)	(130)	(232,185)
Other operating income	59	-	59
Staff costs	(39,842)	(753)	(40,595)
Other operating expenses	(38,761)	(91)	(38,852)
Depreciation and amortisation charge	(111,519)	(127)	(111,646)
Other gains and losses, net	4,505	-	4,505
Profit (Loss) from operations	43,931	(696)	43,235

Finance income	8,151	-	8,151
Finance costs	(71,510)	-	(71,510)
Changes in fair value of financial instruments	3,540	-	3,540
Exchange differences	5,414	-	5,414
Impairment and gains or losses on disposals of financial instruments	(231)	-	(231)
Profit (Loss) before tax	(10,705)	(696)	(11,401)

Segment assets	2,906,619	1,997	2,908,616
Segment liabilities	1,619,657	1,515	1,621,172
Acquisitions of non-current assets in the year	4,884	103	4,987

22.	Events after the reporting period

As explained in Note 3.1, on July 3, 2025, Liberty Media Corporation completed the previously announced acquisition of approximately 84% of the shares in the capital of Dorna Sports, S.L., through Libertad Especia, S.L.U., a private limited company incorporated in Spain that is a wholly owned subsidiary of Liberty Media. The total consideration for the transaction amounted to approximately EUR 3,122 million. During the year ended December 31, 2024, there were no material or significant transactions with entities or individuals that, as a result of the aforementioned acquisition, would subsequently be considered related parties.

Additionally, the Parent Company undertook a financial restructuring, with the final and effective date of such restructuring being 18 August 2025. The key terms of the new financing arrangement are as follows:

-	The outstanding amount of the euro-denominated financing facility was reduced to EUR 800,000 thousand (designated as the “TLB” tranche).

-	A new U.S. dollar-denominated financing facility was established in the amount of USD 232,500 thousand (designated as the “TLA” tranche).

-	The existing multicurrency revolving credit facility, which had not been drawn upon since its inception, was amended to reflect a revised commitment amount of EUR 100,000 thousand.

-	The expiration dates have been extended to 18 August 2032 and 18 August 2030, respectively for "TLB" and "TLA".

-	Current interest rate spreads for the TLB are 2.25% to 2.75% over EURIBOR, the TLA are 1.50% to 2.00% over SOFR and the existing multicurrency revolving credit facility are 2.00% to 2.50% over EURIBOR, SONIA or SOFR.

No additional significant events took place between the end of the reporting period and the date of authorisation for issue of the Consolidated Financial Statements.